Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pizza Inn Holdings, Inc.:

We consent to the incorporation by reference in this registration statement of our report dated September 14, 2012, with respect to the consolidated balance sheets of Pizza Inn Holdings, Inc. as of June 24, 2012, and Pizza Inn, Inc. as of June 26, 2011, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended.

/s/ MONTGOMERY COSCIA GREILICH LLP

Plano, Texas
May 3, 2013